Exhibit 99.1
Press Release

Investor Contact: Catalent, Inc. Paul Surdez 732-537-6325 investors@catalent.com

Catalent, Inc. Announces Preliminary Unaudited Fourth Quarter and Full Fiscal Year 2020 Net Revenue, Earnings Before Income Taxes, and Adjusted EBITDA Significantly Ahead of Its Previous Guidance

SOMERSET, N.J., July 30, 2020 -- Catalent, Inc. (NYSE: CTLT), the leading global provider of advanced delivery technologies, development, and manufacturing solutions for drugs, biologics, cell and gene therapies, and consumer health products, today announced that, given the fluidity created by the COVID-19 pandemic and level of uncertainty at the time when Catalent last provided financial guidance on May 5, 2020, it is providing certain preliminary financial results for the fourth quarter and full fiscal year, both of which ended June 30, 2020, including net revenue, earnings before income taxes, and Adjusted EBITDA (see the non-GAAP reconciliation elsewhere in this release for a discussion of Adjusted EBITDA).
Catalent now expects full fiscal year 2020 net revenue in a range of $3.084 billion to $3.096 billion, compared to prior guidance in the range of $2.871 billion to $2.946 billion; earnings before income taxes in a range of $255 million to $259 million; and Adjusted EBITDA in the range of $745 million to $749 million, compared to prior guidance in the range of $700 million to $725 million. For the fourth quarter ending June 30, 2020, Catalent expects to report net revenue in the range of $937 million to $949 million, earnings before income taxes in the range of $173 million to $177 million, and Adjusted EBITDA in the range of $262 million to $266 million.
Catalent’s net revenue, earnings before income taxes, and Adjusted EBITDA for the last three months of its fiscal year were significantly higher than expected as momentum across the business accelerated. Among the factors contributing to these results: Certain activity related to potential COVID-19 vaccines and treatments had a positive impact on the Biologics segment, and strong demand for recent product launches within the Oral and Specialty Delivery segment contributed more to the quarter than expected. In addition, the pandemic’s negative impact on the Clinical Supply Services segment was less than anticipated. Catalent expects to record a substantial gain in the fourth quarter relating to the portion of its convertible preferred stock accounted for as a derivative, but this gain affects only the earnings before income taxes metric reported here, as the gain is adjusted out when computing Adjusted EBITDA.
Catalent also announced today it will release full financial results for the fourth quarter of fiscal year 2020 before the market opens on Monday, August 31, 2020. Catalent management will host a webcast to discuss the results at 8:15 a.m. ET on the same day.

Catalent invites all interested parties to listen to the webcast, which will be accessible through Catalent’s website at http://investor.catalent.com.
A supplemental slide presentation will also be available in the “Investors” section of Catalent’s website prior to the start of the webcast.
The webcast replay, along with the supplemental slides, will be available for 90 days in the “Investors” section at www.catalent.com.
Preliminary Unaudited Results for the Quarter and Year Ended June 30, 2020
The financial information presented above and in this section reflects certain preliminary financial results based upon information available to Catalent as of the date hereof, is not a comprehensive statement of its financial results for the three months or the fiscal year ended June 30, 2020, has not been audited or reviewed by its independent registered public accounting firm, and should not be viewed as a substitute for full, audited financial statements prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Catalent’s actual reported results may differ materially from this preliminary financial information. During the course of the preparation of its audited consolidated financial statements and related notes, additional adjustments to the preliminary financial information presented above and in this section may be identified. Any such adjustment or other development arising between now and the time that Catalent finalizes its financial results may be material. Accordingly, readers should not place undue reliance on this preliminary financial information.
The following table includes estimates of Catalent’s Adjusted EBITDA for the three months ended June 30, 2020 and the fiscal year ended June 30, 2020. Adjusted EBITDA is not defined under U.S. GAAP, is not a measure of operating income, operating performance, or liquidity presented in accordance with U.S. GAAP, and is subject to important limitations. For Catalent’s definition of Adjusted EBITDA, see “Non-GAAP Financial Measures” below. Certain columns that appear to be added in the table may not sum to the amounts indicated because the sums are derived independently from data not included in the table rather than the summing process indicated.
The most directly comparable U.S. GAAP financial measure to Catalent’s measure of Adjusted EBITDA is net earnings. Catalent cannot currently estimate U.S. GAAP net earnings for the three months or the fiscal year ended June 30, 2020, primarily due to the complexity of the calculation of, and the fact that Catalent has not yet completed its determination of, U.S. GAAP income tax expense/(benefit). Therefore, the following table reconciles its estimated earnings before income taxes, the nearest available U.S. GAAP measure, to Adjusted EBITDA for the periods presented in this table.

	Three months Ended June 30,		Fiscal Year Ended
	2020	2019	2020	2019
(in millions)	(estimated)	(actual)	(estimated)	(actual)
Net revenue	$937 - 949	$726	$3,084 - 3,096	$2,518
Earnings before income taxes	173 - 177	80	255 - 259	160
Interest expense, net	21	31	126	111
Depreciation and amortization	66	54	253	229
EBITDA	260 - 264	165	634 - 638	500
Other adjustments	2	34	111	100
Adjusted EBITDA	$262 - 266	$199	$745 - 749	$600

Non-GAAP Financial Measures
Under Catalent’s senior secured credit facilities (as amended, the “Credit Agreement”) and the indentures governing its various senior unsecured notes (collectively, the “Indentures”), Catalent’s ability to engage in certain activities, such as incurring certain additional indebtedness, making certain investments and paying certain dividends, is tied to ratios based on Adjusted EBITDA (which is defined as “Consolidated EBITDA” in the Credit Agreement and “EBITDA” in the Indentures). Adjusted EBITDA is a covenant compliance measure in our Credit Agreement and Indentures, particularly those covenants governing debt incurrence and restricted payments. Adjusted EBITDA is not defined under U.S. GAAP, is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP, and is subject to important limitations. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.
In addition, Catalent uses Adjusted EBITDA as a performance metric that guides management in its operation of and planning for the future of the business and drives certain management compensation programs. Management believes that Adjusted EBITDA provides a useful measure of Catalent’s operating performance from period to period by excluding certain items that are not representative of its core business, including interest expense and non-cash charges like depreciation and amortization.
The measure under U.S. GAAP most directly comparable to Adjusted EBITDA is net earnings. In calculating Adjusted EBITDA, Catalent adds back certain non-cash, non-recurring and other items that are deducted when calculating net earnings, consistent with the requirements of the Credit Agreement. Adjusted EBITDA, among other things:
•does not include non-cash stock-based employee compensation expense and certain other non-cash charges;
•does not include cash and non-cash restructuring, severance and relocation costs incurred to realize future cost savings and enhance operations;
•adds back any non-controlling interest expense, which represents minority investors’ ownership of non-wholly owned consolidated subsidiaries and is, therefore, not available; and
•includes estimated cost savings that have not yet been fully reflected in the results.
About Catalent, Inc.
Catalent, Inc. (NYSE: CTLT) is the leading global provider of advanced delivery technologies, development, and manufacturing solutions for drugs, biologics, gene therapies, and consumer health products. With over 85 years serving the industry, Catalent has proven expertise in bringing more customer products to market faster, enhancing product performance and ensuring reliable clinical and commercial product supply. Catalent employs more than 13,000 people, including approximately 2,400 scientists, at more than 40 facilities across four continents. Catalent is headquartered in Somerset, N.J. For more information, please visit www.catalent.com.
Forward-Looking Statements
This release contains both historical and forward-looking statements. All statements other than statements of historical fact, including expected preliminary results for the fiscal year and fourth quarter ending June 30, 2020, are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would,” or other words or phrases with similar meanings. Similarly, statements that describe Catalent’s objectives, plans, or goals are, or may be, forward-looking statements.

These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent’s expectations and projections. Some of the factors that could cause actual results to differ include, but are not limited to, the following: the current or future effects of the COVID-19 pandemic on Catalent's and its clients' businesses; participation in a highly competitive market and increased competition that may adversely affect Catalent’s business; demand for its offerings, which depends in part on its customers’ research and development and the clinical and market success of their products; product and other liability risks that could adversely affect Catalent’s results of operations, financial condition, liquidity and cash flows; failure to comply with existing and future regulatory requirements; failure to provide quality offerings to customers could have an adverse effect on Catalent’s business and subject it to regulatory actions and costly litigation; problems providing the highly exacting and complex services or support required; global economic, political and regulatory risks to Catalent’s operations; inability to enhance existing or introduce new technology or service offerings in a timely manner; inadequate patents, copyrights, trademarks and other forms of intellectual property protections; fluctuations in the costs, availability, and suitability of the components of the products Catalent manufactures, including active pharmaceutical ingredients, excipients, purchased components and raw materials; changes in market access or healthcare reimbursement in the United States or internationally; fluctuations in the exchange rate of the U.S. dollar against other currencies, including as a result of the U.K.’s exit from the European Union; adverse tax legislative or regulatory initiatives or challenges or adjustments to Catalent’s tax positions; loss of key personnel; risks generally associated with information systems; inability to complete any future acquisitions or other transactions that may complement or expand its business or divest of non-strategic businesses or assets and difficulties in successfully integrating acquired businesses and realizing anticipated benefits of such acquisitions; risks associated with timely and successfully completing, and correctly anticipating the future demand predicted for, capital expansion projects at existing facilities, offerings and customers’ products that may infringe on the intellectual property rights of third parties; environmental, health and safety laws and regulations, which could increase costs and restrict operations; labor and employment laws and regulations or labor difficulties, which could increase costs or result in operational disruptions; additional cash contributions required to fund Catalent’s existing pension plans; substantial leverage that may limit its ability to raise additional capital to fund operations and react to changes in the economy or in the industry; and exposure to interest-rate risk to the extent of its variable-rate debt preventing it from meeting its obligations under its indebtedness. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in Catalent’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019, filed August 27, 2019, as supplemented by the "Risk Factors" in Catalent's Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed May 5, 2020. All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent does not undertake to update any forward-looking statement as a result of new information or future events or developments except to the extent required by law.

More products. Better treatments. Reliably supplied.™
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